UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2012

ANN INC.

(Exact name of registrant as specified in its charter)

Delaware	1-10738	13-3499319
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7 Times Square

New York, New York 10036

(Address, including Zip Code, of Registrant’s Principal Executive Offices)

(212) 541-3300

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Names or Former Addresses, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 19, 2012, certain subsidiaries (the “Borrowers”) of ANN INC. (the “Company”) entered into a Fourth Amended and Restated Credit Agreement with Bank of America, N.A. as Administrative Agent and Collateral Agent, JPMorgan Chase Bank, N.A. as Syndication Agent, Wells Fargo Bank, National Association as Documentation Agent and the other lenders party thereto (the “New Facility”). The New Facility, which matures on December 19, 2017, replaces and renews on more favorable terms the prior $250.0 million facility, which was scheduled to expire in April 2013, and also provides for an increase of up to $150.0 million at the Borrowers’ election, subject to obtaining commitments totaling such requested increase amount. The obligations of the Borrowers under the New Facility are guaranteed by the Company. The New Facility is secured by a first priority perfected security interest primarily in accounts receivable and inventory.

The New Facility was syndicated with a total of six participating banks and will be used primarily for working capital, letters of credit and other corporate purposes. Borrowings under the New Facility will bear interest at the Base Rate, Canadian Prime Rate, LIBOR Rate or Canadian BA Rate plus the Applicable Margin (as such terms are defined in the New Facility). The New Facility also contains representations, warranties, covenants, and other terms and conditions that are customary for an agreement of this nature and that are generally consistent with the prior facility.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this item is included in “Item 1.01. Entry into a Material Definitive Agreement,” which is incorporated by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANN INC.

	By:	/s/ Michael J. Nicholson
Michael J. Nicholson
Date: December 20, 2012		Executive Vice President, Chief Operating Officer, Chief Financial Officer, and Treasurer